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                                                           Exhibit No. 99.10(b)

                         INDEPENDENT AUDITOR'S CONSENT

         We consent to the incorporation by reference in this Post-Effective Amendment No. 56 to Registration Statement No. 2-38613 of MFS Total Return Fund and MFS Research Fund, each a series of MFS Series Trust V, of our reports dated November 6, 2003, and November 7, 2003, respectively, appearing in the annual reports to shareholders of MFS Total Return Fund and MFS Research Fund, for the year ended September 30, 2003, and to the references to us under the headings "Financial Highlights" in each Prospectus and "Independent Auditors and Financial Statements" in each Statement of Additional Information, both of which are part of such Registration Statement.


DELOTTE & TOUCHE, LLP
----------------------------
Deloitte & Touche, LLP


Boston, Massachusetts
January 23, 2004